                                   Exhibit 3




             OPINION OF COUNSEL AS TO SECURITIES BEING REGISTERED

[LOGO OF CHUBB LIFEAMERICA APPEARS HERE]
--------------------------------------------------------------------------------

One Granite Place, P.O. Box 515, Concord, NH 03302. (603)226-5000



January 13, 1995



The Colonial Life Insurance Company of America
One Granite Place
Concord, New Hampshire 03301


Gentlemen:

This opinion is furnished in connection with the filing by The Colonial Life Insurance Company of America ("Colonial Life") of a Registration Statement on Form S-6 under the Securities Act of 1933 (the "Act") of interests in the Colonial Separate Account D (the "Separate Account") under its group variable life insurance policies and certificates (collectively, the "Policies"). This opinion covers both the group flexible premium variable life insurance policy and certificates ("Colonial Heritage I") and the group survivorship flexible premium variable life insurance policy and certificates ("Colonial Heritage II").

I am familiar with the terms of the Policies and the Registration Statement and the Exhibits thereto. I have also examined all such corporate records of Colonial Life and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Colonial Life is a corporation duly organized and validly existing under the laws of the State of New Jersey.

2. The Separate Account is a separate account of Colonial Life validly existing pursuant to the New Jersey Insurance Code and the regulations issued thereunder, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Colonial Life.

3. Assets allocated to the Separate Account will be owned by Colonial Life; Colonial Life is not a trustee with respect thereto. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Colonial Life may conduct. Colonial Life reserves the right to transfer assets of the Separate Account in excess of such reserves



                    Chubb LifeAmerica is the servicemark of
Chubb Life Insurance Company of America . The Colonial Life Insurance Company of
                                    America

                     Chubb Sovereign Life Insurance Company

The Colonial Life Insurance Company of America
January 13, 199S
Page Two


    and other Policy liabilities to the general account of Colonial Life.

4. The Policies (including any units duly credited thereunder) have been duly authorized by Colonial Life and, when issued and sold in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each of the Policies (including any such units) will constitute validly issued and binding obligations of Colonial Life in accordance with its terms. Purchasers of the Policies are subject only to the deductions, charges and fees set forth in the Prospectus.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Separate Account filed under the Act.

Sincerely,

/s/
Kurt W. Bernlohr
Assistant Counsel